Exhibit 99.1

Pier 1 Imports, Inc. Announces New $200 Million Share Repurchase Program; Addition of Members to its Board of Directors

FORT WORTH, Texas--(BUSINESS WIRE)--October 18, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today announced its Board of Directors has authorized a new $200 million share repurchase program. The new share repurchase program is effective immediately and authorizes the repurchase of up to $200 million of the Company’s common stock in open market or private transactions. The timing of the repurchases will depend on several factors, including prevailing market conditions and prices. As of October 17, 2013, the Company had approximately 103.8 million shares of common stock outstanding.

Board of Directors

The Company also announced the Board of Directors elected Cynthia P. McCague, Michael A. Peel, and Ann M. Sardini to the Board of Directors.

In addition to the election of these new members to the Board of Directors, John H. Burgoyne has informed the Company that he will not stand for re-election as a director of the Company at the 2014 annual meeting of shareholders scheduled to be held on June 20, 2014. Mr. Burgoyne will serve the remainder of his term as director through the Company’s annual meeting of shareholders.

Terry London, Chairman of the Board of Directors commented, “We are extremely pleased to announce the addition of Ms. McCague, Mr. Peel, and Ms. Sardini to our board. Their experience and insight will serve as a great complement to our existing team as we continue forward. We would also like to acknowledge Mr. Burgoyne’s service as a director of the Company for fourteen years and his dedicated contributions during that time.”

The Board of Directors of the Company is currently comprised of the following directors: Terry E. London, Chairman of the Board; Claire H. Babrowski; Cheryl A. Bachelder; John H. Burgoyne; Hamish A. Dodds; Brendan L. Hoffman; Cynthia P. McCague; Michael A. Peel; Ann M. Sardini; Alexander W. Smith; and Cece Smith.

About the New Directors

Cynthia P. McCague retired from The Coca-Cola Company in May 2010 having served as Senior Vice President and Director of Global Human Resources for The Coca-Cola Company from June 2004 through November 2009, concluding a 28 year career with the company. From 2000 through June 2004, Ms. McCague led the human resources function at Coca-Cola Hellenic, a large publicly-traded Coca-Cola bottler. Prior to that, Ms. McCague led the human resources function for Coca-Cola Beverages Plc in Great Britain, the predecessor to Coca-Cola Hellenic. Ms. McCague currently serves on the board of directors of Monster Worldwide, Inc. and is a member of its compensation committee.

Michael A. Peel has served as Vice President for Human Resources and Administration at Yale University since October 2008. Previously Mr. Peel spent 17 years at General Mills, a manufacturer and marketer of consumer food products, where he was last Executive Vice President of Human Resources and Global Business Services. Mr. Peel originally joined General Mills as Senior Vice President, Worldwide Human Resources in 1991. From 1977 to 1991, Mr. Peel served in various capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991, and as Senior Vice President, Human Resources for the Pepsi-Cola Bottling Group from 1984 to 1987. Mr. Peel currently serves on the board of directors of Select Comfort Corporation and is chair of its compensation and management development committee.

Ann M. Sardini has over 20 years of experience in senior financial management positions in branded consumer products and media companies. Most recently she served as the Chief Financial Officer of Weight Watchers International, Inc. from 2002, until her retirement in 2012. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc. from 1999 to 2001, and as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop from 1995 to 1999. In addition, Ms. Sardini held finance positions ranging from Controller to CFO at QVC, Inc., Chris Craft Industries, and the National Broadcasting Company. Ms. Sardini currently serves on the board of directors of TreeHouseFoods, Inc. where she is lead independent director and serves on its compensation committee, and where she previously served on its audit committee as chair, and on its nominating and governance committee. Ms. Sardini also currently serves on the advisory board of LearnVest.com, and on the board of directors of Promise Project Fund for the City of New York.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in any forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400